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                                                                       EXHIBIT 5


                      [FIELD ATKINSON PERRATON LETTERHEAD]





December 24, 2002



THE BOARD OF DIRECTORS OF
GOLDEN STAR RESOURCES LTD.
Suite 103, 10579 Bradford Road
Littleton, Colorado 80127-4247
USA

Dear Sirs:

RE:  GOLDEN STAR RESOURCES LTD. - REGISTRATION STATEMENT ON FORM S-3
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We have acted as Canadian counsel for Golden Star Resources Ltd., a Canadian corporation, (the "Corporation") in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 relating to:

1. the sale of up to $75 million of securities of the Corporation, which securities may consist of common shares, preferred shares, warrants or convertible debt securities or combinations of such securities, and

2. the sale of up to 4,300,000 common shares of the Corporation (the "Shares") issued as part of units of the Corporation ("Units") offered to certain accredited investors, which includes 860,000 common shares which may be issued upon exercise of common shares purchase warrants sold pursuant to the private placement of Units.

We have examined such documents and have considered such questions of law as we have determined relevant and necessary as a basis for the opinions hereinafter set forth. As to various questions of fact material to such opinions and which were not independently established, we have relied upon a certificate of an officer of the Corporation, a copy of which has been delivered to you today.

In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified, notarial or true copies or reproductions.


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December 24, 2002
Page 2


We are qualified to practice law only in the Province of Alberta and our opinions herein are restricted to the laws of the Province of Alberta and the federal laws of Canada applicable therein, as of the date of this opinion. We do not undertake to advise the addressee hereof as to any changes in the laws of the Province of Alberta and the federal laws of Canada applicable therein after the date of this opinion.

Based on the foregoing, it is our opinion:

1. that any common shares or preferred shares of the Corporation, if and when duly authorized by the Corporation in accordance with its articles of arrangement, approved by the Toronto Stock Exchange and issued as described in the Registration Statement will, upon such issuance, be legally issued, fully paid and non-assessable.

2. that any warrants or convertible debt securities, if and when duly authorized by the Corporation in accordance with its articles of arrangement, approved by the Toronto Stock Exchange and issued as described in this Registration Statement will be valid and binding obligations of the Corporation.

3. the Shares have been, or upon issuance in accordance with the terms and conditions of the warrants, will be, duly authorized and are, or will be, legally issued, fully paid and non-assessable.

This opinion is being furnished for the sole benefit of the addressee hereof and may not be used, circulated, quoted, relied upon, distributed, or otherwise referred to by any other person or entity or for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Registration Statement.

Yours truly,

FIELD ATKINSON PERRATON LLP

/s/ Field Atkinson Perraton LLP